UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 11, 2012

IKANOS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51532	73-1721486
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

47669 Fremont Boulevard Fremont, CA	94538
(Address of principal executive offices)	(Zip Code)

(510) 979-0400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On June 11, 2012, Mr. Diosdado P. Banatao resigned as Interim Chief Executive Officer, President and principal executive officer of Ikanos Communications, Inc. (“Ikanos”). Mr. Banatao will resume his position as Chairman of the Board of Ikanos’ Board of Directors.

(c) On May 31, 2012, Ikanos’ Board of Directors appointed Mr. Omid Tahernia as Chief Executive Officer and President and elected him to the Board of Directors both effective June 11, 2012. Mr. Tahernia will serve as a Class III director. Mr. Tahernia will also serve as Ikanos’ principal executive officer.

Mr. Tahernia, age 51, most recently served as President and Chief Executive Officer at Tilera Corporation from October 2007 to October 2011. Prior to joining Tilera Corporation, he served as Corporate Vice President & General Manager - Processing Solutions Group from June 2006 to September 2007 and Vice President & General Manager - DSP Division from July 2004 to June 2006 at Xilinx. Mr. Tahernia received his B.S.E.E. from Virginia Polytechnic Institute & State University and his M.S.E.E. from Georgia Institute of Technology.

Mr. Tahernia will receive an annual base salary of $400,000 and is eligible for an annual target bonus potential equal to 100% of his base salary under Ikanos’ 2012 Executive Bonus Plan, pro-rated for 2012. Mr. Tahernia was also granted an option to purchase 2,100,000 shares of Ikanos common stock at an exercise price equal to the closing price of Ikanos’ common stock on the date of grant, exercisable over a seven year term, subject to earlier termination under certain conditions. The option will vest with respect to 1,500,000 of the shares over four years, with 25% of such shares vesting on the first anniversary of his employment start date and the balance vesting in equal quarterly installments over the succeeding twelve (12) quarters (the “Time-Based Option Shares”). The remaining 600,000 shares will vest over a one year period beginning upon the date(s) that certain stock price goals are achieved (the “Performance-Based Option Shares”). Once vesting begins, these shares will vest in equal quarterly installments over the one year period after the applicable stock price goal is achieved. Upon a change in control of Ikanos, the stock price targets will be evaluated against the deal price and the options will either vest or be terminated to the extent threshold targets are not achieved.

In the event Mr. Tahernia is terminated without cause or resigns for good reason, then subject to his execution of a release, he will be entitled to (i) a lump sum cash severance payment equal to 12 months of his base salary plus a pro-rated portion of his annual bonus target based on service completed in the year of termination, (ii) reimbursement of up to 12 months of COBRA payments, (iii) acceleration of the unvested Time-Based Option Shares that would have vested during the following four quarters, and (iv) to the extent threshold stock price goal(s) are achieved for the Performance-Based Option Shares, the respective tranche(s) of the Performance-Based Option Shares will vest and the balance will be terminated.

In the event Ikanos undergoes a change in control and Mr. Tahernia is terminated without cause or resigns for good reason within 90 days prior to or within 12 months following the change in control, then subject to his execution of a release, he will be entitled to (i) a lump sum cash severance payment equal to (A) 24 months of his base salary plus a pro-rated portion of his annual bonus target, if the change in control occurs within 12 months of his start date, or (B) 12 months of his base salary plus an amount equal to his annual bonus target and a pro-rated portion of his annual target bonus based on service completed in the year of termination, if the change in control occurs later, (ii) reimbursement of up to 12 months of COBRA payments, (iii) acceleration of the unvested Time-Based Option Shares, and (iv) to the extent threshold stock price targets are achieved for the Performance-Based Option Shares on the change in control, the respective tranche(s) of the Performance-Based Option Shares will vest and the balance will be terminated.

Mr. Tahernia will not receive any additional compensation for his service on the Board of Directors. A copy of Mr. Tahernia’s offer letter and stock option agreement are attached hereto as Exhibit 10.1 and 10.2, respectively, and are incorporated herein by reference. The foregoing description of his offer letter and stock option agreement are qualified in their entirety by reference to the full text of the offer letter and stock option agreement.

(d) All of the information required to be disclosed under this item is set forth above under Item 5.02(c) and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1*	Offer Letter dated as of May 31, 2012 with Omid Tahernia.

10.2*	Notice of Stock Option Grant and Stock Option Agreement dated as of June 11, 2012 by and between the Registrant and Mr. Tahernia.

99.1	Press Release dated June 11, 2012.

*	Denotes a management compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 11, 2012

IKANOS COMMUNICATIONS, INC.

By:	/s/ Dennis Bencala
Dennis Bencala
Chief Financial Officer and Vice President of Finance

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Offer Letter dated as of May 31, 2012 with Omid Tahernia.

10.2*	Notice of Stock Option Grant and Stock Option Agreement dated as of June 11, 2012 by and between the Registrant and Mr. Tahernia.

99.1	Press Release dated June 11, 2012.

*	Denotes a management compensatory plan or arrangement.